Exhibit 8.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

May 18, 2004

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Coquina Bank

1020 West Granada Boulevard

Ormond Beach, Florida 32174

Re:	Agreement and Plan of Merger dated as of March 30, 2004 (the “Agreement”) by and between Coquina Bank (“BANK”), CQA Interim Bank (“ANB-SUB”) and Alabama National BanCorporation (“ANB”) (the “Merger”)

Gentlemen:

This letter is in response to your request pursuant to Section 9.1(e) of the Agreement that we provide you with our opinion with respect to certain of the federal income tax consequences of the consummation of the transactions set forth in the Agreement. In rendering this opinion, we have relied upon the facts presented to us in (i) the Agreement and (ii) the Proxy Statement-Prospectus filed with the Securities and Exchange Commission as part of ANB’s Registration Statement on Form S-4, including the exhibits thereto (the “Proxy Statement-Prospectus”). Additionally, we have relied upon the representations of management of BANK and management of ANB set forth in certificates of officers of those entities (which representations we have neither investigated nor verified), copies of which are attached hereto as Exhibit A and Exhibit B, respectively (collectively, the “Certificates”) (collectively, the Agreement, Proxy Statement-Prospectus and Certificates referred to as the “Reviewed Documents”). We have assumed that the representations contained in the Certificates are accurate and complete and will be accurate and complete as of the Effective Time of the Merger and that all such representations made to the knowledge of any person or entity or with similar qualifications are and will be true and correct as if made without such qualifications. Capitalized terms used and not defined herein have the meaning given to them in the Agreement.

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable banking and other laws of the State of Florida; and (iii) the Merger will be reported by ANB and BANK on their respective federal income tax returns in a manner consistent with the opinion set forth below.

May 18, 2004

In our examination of the Reviewed Documents, we have assumed, with your consent, that all documents submitted to us as photocopies (including without limitation the Agreement) reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

PROPOSED TRANSACTION

Based solely upon our review of the Reviewed Documents, we understand that the proposed transaction will occur as follows:

ANB is a Delaware corporation based in Birmingham, Alabama, and currently is a holding company for several corporations engaged in the business of providing banking and other financial institution services to its customers.

BANK is a Florida banking corporation based in Ormond Beach, Florida, that is also engaged in the business of providing banking and other financial institution services to its customers.

The purpose of the Merger is to enable ANB to acquire the stock of BANK through the merger of a newly formed, wholly owned subsidiary of ANB, CQA Interim Bank (“ANB-SUB”) into BANK. After the Merger, BANK’s operations and business will be continued by ANB. BANK and ANB have represented in the S-4 filing related to the Merger that each has a significant business purpose for the Merger. Immediately upon the Effective Time, the corporate existence of ANB-SUB will cease, and BANK will be the surviving corporation.

By virtue of the Merger, each share of BANK Common Stock issued and outstanding prior to the Effective Time will be exchanged for consideration consisting of ANB Common Stock and possibly cash depending on the elections of the holders of BANK Common Stock and ANB. More specifically, each holder of issued and outstanding shares of BANK Common Stock shall, as of the Effective Time, have the right to receive, for each of such holder’s issued and outstanding shares of BANK Common Stock, the sum of: (i) 0.6326 shares of ANB Common Stock (as potentially increased pursuant to Section 3.1(b)(2) of the Agreement) plus (ii) Additional Optional Cash Consideration (if any). Holders of BANK Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving ANB Common Stock in the Merger. Holders who are to receive cash in lieu of exchanging their shares of BANK Common Stock for ANB Common Stock are to receive an amount in cash equal to the product of (i) the Average Quoted Price multiplied by (ii) the Exchange Ratio (the “Per Share Cash Consideration”) for each share of BANK Common Stock that is so converted. Notwithstanding the preceding sentence, the maximum amount of cash consideration (including both the aggregate Per Share Cash Consideration and all cash included as part of the Additional Optional Cash Consideration) that may be paid in connection with the Merger (the “Maximum Cash Amount”) shall not exceed 10% (unless and to the extent that ANB determines in its sole discretion to increase such amount in accordance with Section 3.1(c)) of the sum of (i) the product of (A) the number of shares of ANB Common Stock to be issued in the Merger to holders of outstanding shares of BANK Common Stock as of the Effective Time multiplied by (B) the Average Quoted Price, and (ii) the aggregate Per Share Cash Consideration, and (iii) the Additional Optional Cash Consideration (if any). ANB will not issue fractional shares, and holders of BANK Common Stock will receive cash for their fractional shares.

May 18, 2004

LEGAL ANALYSIS

Section 354(a)(1) of the Code provides that gain or loss will not be recognized to a transferor shareholder if stock or securities in a corporation that is a “party to a reorganization” are, pursuant to a “plan of reorganization,” exchanged solely for stock or securities in another corporation that is also a “party to the reorganization.” The exchange to which section 354(a)(1) applies must be pursuant to a “plan of reorganization” and the stock and securities surrendered and received must be the stock and securities of corporations each of which is a “party to a reorganization” as those terms are defined in section 368. Treas. Reg. §1.354-1(a).

The term “reorganization” is defined in section 368(a) and includes under section 368(a)(2)(E) what is commonly referred to as a “reverse triangular merger.” See also Treas. Reg. § 1.368-2(j)(3).

No fractional shares of ANB Common Stock will be issued in the Merger, but cash will be received by the current shareholders of BANK in lieu of such fractional shares. Upon the Effective Time, BANK Common Stock will be exchanged for ANB Common Stock under the laws of the State of Florida.

With respect to the tax treatment of a corporation that is “a party to a reorganization” which issues stock to a transferor of stock or securities in another corporation that is a “party to a reorganization,” the basis of the property acquired shall be the same as the basis in the property surrendered increased by the amount of gain recognized by the transferor on such transfer. I.R.C. § 362(b). The term “party to a reorganization” is defined in section 368(b). The term “plan of reorganization” is defined in the regulations promulgated under the authority of section 368.

Assuming that a “reorganization” occurs, a “party to a reorganization” includes both corporations in a transaction qualifying as a reorganization when one corporation acquires properties of another corporation and, in the case of a corporation controlling the merging corporation, such controlling corporation where its stock is used in the acquisition. Treas. Reg. § 1.368-2(f).

Even though a transaction would otherwise meet all of the requirements for a “reorganization” as described herein, a transaction will not be considered a “reorganization” if two or more parties to the transaction are “investment companies,” at least as with respect to such “investment company.” I.R.C. § 368(a)(2)(F)(i). For this purpose, the term “investment company” means a “regulated investment company,” a “real estate investment trust,” or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. I.R.C. § 368(a)(2)(F)(iii). In determining total assets, there is excluded cash and cash items (including receivables), government securities and in certain instances other assets acquired. I.R.C. § 368(a)(2)(F)(iv). Assets are held for investment if (i) they are held primarily for gain from appreciation in value, production of passive income or both and (ii) are not held primarily for sale to customers. Former Prop. Reg. § 1.368-4(d)(1). Passive income includes interest income if such interest constitutes passive income for purposes of S corporation taxation. Former Prop. Reg. § 1.368-4(d)(2). Interest income directly derived in the ordinary course of a trade or business of lending or financing does not constitute passive income. Treas. Reg. § 1.1362-2(c)(5)(iii)(B). Among the requirements to constitute a “regulated investment company” is that the company files with its return for the taxable year an election to be a “regulated investment company” or has made such election for a previous taxable year. I.R.C. § 851(b)(1).

May 18, 2004

In the present matter, neither ANB nor BANK has made an election to be taxed as a regulated investment company or a real estate investment trust. Accordingly, such entities can constitute an “investment company” only if 50% or more of the value of their respective assets are stocks and securities and 80% or more of the value of the total assets are held for investment. In making these calculations, cash, cash items (including receivables) and Government securities are excluded and stock and securities in a 50%-owned subsidiary are disregarded with the parent being deemed to own its ratable share of such subsidiary’s assets. Otherwise, a “security” includes obligations of state and local governments, commodity futures contracts, shares of regulated investment companies, real estate investment trusts and other investments constituting a security within the meaning of the Investment Company Act of 1940. In the present matter, neither ANB nor BANK meets the definition of an “investment company.”

OPINION

Based upon and subject to the foregoing and assuming that the Merger will take place as described in the Agreement and that the representations made by ANB and BANK in the Certificates are true and correct both as of the date hereof and as of the Effective Time:

(i)	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)	No gain or loss will be recognized by ANB or BANK in connection with the Merger (except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code);

(iii)	The exchange of BANK Common Stock for ANB Common Stock will not give rise to gain or loss to such holders of BANK Common Stock in the exchange (except to the extent of any cash or other property received).

(iv)	No gain or loss will be recognized by BANK on the distribution of ANB Common Stock to holders of BANK Common Stock.

(v)	If a holder of BANK Common Stock receives both cash and ANB Common Stock (other than cash received for fractional shares) in exchange for shares of BANK Common Stock, then the gain, if any, realized by the holder of BANK Common Stock on receipt of the ANB Common Stock will be recognized, but not in an amount in excess of the cash received (other than fractional share payments). No loss will be recognized.

(vi)	The aggregate basis of ANB Common Stock (including fractional shares to which holders of BANK Common Stock may be entitled) received by a holder of BANK Common Stock in exchange for such BANK Common Stock will be the same as the aggregate basis of the BANK Common Stock that was exchanged therefor, decreased by the amount of cash received (other than cash received in lieu of fractional shares), and increased by any gain recognized on the exchange.

May 18, 2004

(vii)	Cash received by a holder of BANK Common Stock who dissents to the Merger or elects to receive cash and receives only cash will be treated as a distribution in redemption of the BANK Common Stock held by such shareholder, subject to the deemed dividend provisions of Section 302. If the distribution is not recharacterized as a dividend pursuant to Section 302, a shareholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the BANK Common Stock surrendered. Such gain or loss will be capital in nature if the BANK Common Stock was held by the shareholder as a capital asset pursuant to Section 1221.

(viii)	The holding period of ANB Common Stock received by a holder of BANK Common Stock will include the period during which the BANK Common Stock surrendered in the Merger was held by the holder of BANK Common Stock, provided that the BANK Common Stock surrendered was a capital asset (as defined in section 1221) in the hands of the shareholder on the date of the Merger.

(ix)	To the extent that a holder of BANK Common Stock receives cash instead of a fractional share of ANB Common Stock, such cash will be treated as if the fractional share were distributed as part of the Merger and then redeemed for cash by ANB. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under Section 302(a). Such shareholders will be required to recognize gain or loss, measured by the difference between the cash received and the portion of the tax basis of the shareholder’s ANB Common Stock allocable to the fractional share.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to federal income tax. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Service in issuing private letter rulings, which are not binding on the Service except with respect to the taxpayer receiving such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold differently from the Service (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out therein, which we have assumed and you have confirmed to be true on the date hereof and will be true as of the Effective Time. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Further, no opinion is expressed with respect to the United States federal income tax consequences to holders of BANK Common Stock subject to special treatment under United States federal income tax law,

May 18, 2004

such as holders of BANK Common Stock, if any, who hold BANK Common Stock other than as a capital asset, who receive BANK Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold BANK Common Stock as part of a “hedge” “straddle,” “constructive sale” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions or foreign persons. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

We consent to the use of this opinion as an exhibit to the Registration Statement filed by ANB relating to the proposed Merger and to the reference to us under the headings “THE MERGER—Federal Income Tax Consequences” and “LEGAL MATTERS” in the Proxy Statement-Prospectus included in the Registration Statement. This opinion is being provided solely for the use of ANB and BANK. No other person or party shall be entitled to rely on this opinion.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.

EXHIBIT A

[Coquina Bank Letterhead]

May 18, 2004

Maynard, Cooper & Gale, P.C.

1901 6th Avenue North

Suite 2400

Birmingham, Alabama 35203-4604

Ladies and Gentlemen:

In connection with the proposed merger of Coquina Interim Bank (“Interim”), a wholly owned subsidiary of Alabama National BanCorporation (“ANB”) with and into Coquina Bank (“BANK”), pursuant to the terms of that certain Agreement and Plan of Merger dated March 30, 2004 (the “Merger Agreement”) by and between ANB and BANK, as described in more detail in the Merger Agreement, you have been asked to render certain opinions at the request of ANB and BANK pursuant to Section 9.1(e) of the Merger Agreement with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the opinions which you have been asked to render, you are entitled to rely upon the descriptions of the transactions in the Merger Agreement as being complete and accurate descriptions of all the transactions to be undertaken pursuant to the Merger Agreement.

In connection with the opinions which you have been asked to render, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, a duly authorized officer of BANK and acting in such capacity, hereby certifies that, to the best knowledge of the management of BANK after due inquiry, the following statements are true, accurate and complete in all material respects as of the date hereof. Insofar as such certification pertains to any person or entity (including ANB and any of its subsidiaries) other than BANK and any of its subsidiaries, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

1. The ratio for the exchange of shares of BANK Common Stock for ANB Common Stock was negotiated through arm’s-length bargaining. The fair market value of the ANB Common Stock, the Per Share Cash Consideration and any other cash consideration will be approximately equal to the fair market value of the BANK Common Stock surrendered in exchange therefor.

2. To the best knowledge of management of BANK, there is no plan or intention by any holder of BANK Common Stock to sell, exchange, or otherwise dispose of such person’s BANK Common Stock to ANB or a person related to ANB in anticipation of the Merger.

3. BANK does not have any indebtedness of ANB or any subsidiary of ANB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

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4. Any cost or expense incurred by a holder of BANK Common Stock will be for such shareholder’s own account and will not be paid by BANK.

5. No shareholder-employee of BANK will receive any consideration for the BANK Common Stock owned by such shareholder-employee in the form of compensation for services rendered or to be rendered and all compensation to such shareholder-employee for services rendered or to be rendered will be commensurate with amounts paid to third parties bargaining at arm’s -length for similar services.

6. BANK is not under the jurisdiction of a court in a Title 11 or similar case.

7. As of the date hereof, there has been no substantial change from December 31, 2003 in BANK’s total assets or that portion of BANK’s total assets represented by investment securities other than the purchase of approximately $4,000,000 in additional investment securities.

8. Except as will be effected by the Merger and pursuant to the exercise of outstanding stock options, there has been no change in the issued and outstanding BANK Common Stock since December 31, 2003.

9. BANK is not a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of the total assets (excluding cash, cash items, receivables and U.S. government securities) of which are stock or securities and 80% or more of the value of the total assets of which are assets held for investment. For purposes of the 50% and 80% determinations under the preceding sentence, stock and securities owned in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary’s underlying assets. A corporation is considered a subsidiary for purposes of this paragraph if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding.

This letter is being furnished to you solely for your benefit and for use in rendering your opinions, and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion or use in your opinions) without the express written consent of BANK.

Sincerely,

COQUINA BANK

By:	/s/ Joe P. Epton, Jr.

Name:	Joe P. Epton, Jr.
Title:	President and Chief Executive Officer

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EXHIBIT B

[Alabama National Letterhead]

May 18, 2004

Maynard, Cooper & Gale, P.C.

1901 6th Avenue North

Suite 2400

Birmingham, Alabama 35203-4604

Ladies and Gentlemen:

In connection with the proposed merger of Coquina Interim Bank (“Interim”), a wholly owned subsidiary of Alabama National BanCorporation (“ANB”) with and into Coquina Bank (“BANK”), pursuant to the terms of that certain Agreement and Plan of Merger dated March 30, 2004 (the “Merger Agreement”) by and between ANB and BANK, as described in more detail in the Merger Agreement, you have been asked to render certain opinions at the request of ANB and BANK pursuant to Section 9.1(e) of the Merger Agreement with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the opinions which you have been asked to render, you are entitled to rely upon the descriptions of the transactions in the Merger Agreement as being complete and accurate descriptions of all the transactions to be undertaken pursuant to the Merger Agreement.

In connection with the opinions which you have been asked to render, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, a duly authorized officer of ANB and acting in such capacity, hereby certifies that, to the best knowledge of the management of ANB after due inquiry, the following statements are true, accurate and complete in all material respects as of the date hereof. Insofar as such certification pertains to any person or entity (including BANK and any of its subsidiaries) other than ANB and any of its subsidiaries, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

1. The ratio for the exchange of shares of BANK Common Stock for ANB Common Stock was negotiated through arms’-length bargaining. The fair market value of each share of the ANB Common Stock, the Per Share Cash Consideration and any other cash consideration will be approximately equal to the fair market value of each share of the BANK Common Stock surrendered in exchange therefor.

2. ANB is not owed any indebtedness by BANK or any subsidiary of BANK that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with the Merger.

3. ANB has no plan or intention to sell or otherwise dispose of any of the assets of BANK acquired in the Merger, except for dispositions made, or to be made, in the ordinary course of business or for transfers to another corporation controlled by ANB. Following the Merger, ANB will cause the historic business of BANK to continue and will use a significant portion of BANK’s assets in such business, including the operation of the banking business of BANK conducted through BANK.

4. ANB has no plan or intention to acquire any ANB Common Stock issued or exchanged in connection with the Merger.

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5. None of ANB, its subsidiaries (other than in a fiduciary capacity), directors and executive officers owns any share of stock in BANK as of the date hereof.

6. The maximum amount of cash consideration to be paid by ANB for the BANK Common Stock in the Merger, including cash consideration paid to dissenters with respect to appraisal rights, will not exceed 20% of the total consideration to be paid under the Merger Agreement.

7. ANB will pay its expenses incurred in connection with the Merger.

8. ANB is not under the jurisdiction of a court in a Title 11 or similar case.

9. ANB is not a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of the total assets (excluding cash, cash items, receivables and U.S. government securities) of which are stock or securities and 80% or more of the value of the total assets of which are assets held for investment. For purposes of the 50% and 80% determinations under the preceding sentence, stock and securities owned in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary’s underlying assets. A corporation is considered a subsidiary for purposes of this paragraph if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding.

This letter is being furnished to you solely for your benefit and for use in rendering your opinions, and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion or use in your opinions) without the express written consent of ANB.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ William E. Matthews, V

Name:	William E. Matthews, V
Title:	Executive Vice President and CFO

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